Exhibit 6

Execution Version

December 10, 2024

Skillz Inc.

6625 Badura Avenue

Las Vegas, NV 89118

Re:	Sale of Class A Common Stock

Ladies and Gentlemen:

Skillz Inc., a Delaware corporation (the “Buyer”), hereby agrees to purchase from Wildcat Partner Holdings, LP (the “Seller” and, together with the Buyer, the “Parties”), and the Seller hereby agrees to sell to the Buyer, the number of shares of the Buyer’s Class A common stock, par value $0.0001 per share (the “Shares”) as set forth in Schedule I hereto, pursuant to the representations, warranties and agreements set forth in this letter agreement (this “Agreement”) and subject to the terms and conditions set forth below (such transaction, the “Transaction”).

1.

Purchase and Sale. The Buyer and the Seller agree that the consideration payable for the Shares is the “Aggregate Purchase Price” listed in Schedule I attached hereto (the “Purchase Price”). On the closing date of the Transaction, the Buyer will pay the Purchase Price to the Seller by wire transfer of immediately available to the account of the Seller set forth on Schedule II hereto. The Seller shall deliver the Shares to the Buyer by providing instruction to Continental Stock Transfer and Trust. The closing of the Transaction shall occur on the date hereof.

2.	Seller’s Representations and Warranties. As a condition to the Buyer’s purchase of the Shares, the Seller hereby represents and warrants as of the date hereof to the Buyer as follows:

a.

the Seller (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the Transaction and (ii) is consummating the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks;

b.

the Seller has received and carefully reviewed the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, all subsequent public filings of the Buyer with the Securities and Exchange Commission, other publicly available information regarding the Buyer, and such other information that it and its advisers deem necessary to make its decision to enter into the Transaction;

c.

the Seller has evaluated the merits and risks of the Transaction based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. The Seller has made its own decision concerning the Transaction without reliance on any representation or warranty of, or advice from, the Buyer (other than the express representations and warranties set forth in this Agreement);

d.

none of the Buyer or any of its officers, directors, agents or affiliates has been requested to or has provided the Seller with any information or advice with respect to the Shares, nor is such information or advice necessary or desired;

e.	except as expressly set forth in this Agreement, none of the Buyer or any of its officers, directors, agents or affiliates has made or makes any representation as to the Buyer;

f.	the Seller has the power and authority to sell the Shares hereunder;

g.

the execution, delivery and performance of this Agreement has been duly authorized by the Seller, the Seller has duly executed and delivered this Agreement, and this Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally; and

h.

upon completion of the Transaction, the Buyer will receive good and marketable title to the Shares, free and clear of any encumbrance, lien, claim, charge, security interest or other interests (“Liens”) other than (i) Liens under Federal or state securities laws or (ii) Liens created by or through the Buyer or under agreements to which both Buyer and Seller are parties.

3.	Buyer’s Representations and Warranties. As a condition of the Seller to sell the Shares, the Buyer hereby represents and warrants as of the date hereof for the benefit of the Seller as follows:

a.

the Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the Transaction and (ii) is consummating the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks;

b.

the Buyer has evaluated the merits and risks of the Transaction based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. The Buyer has made its own decision concerning the Transaction without reliance on any representation or warranty of, or advice from, the Seller (other than the express representations and warranties set forth in this Agreement);

c.

none of the Seller or any of its affiliates or its or their respective officers, directors, members, managers, partners, employees or agents has been requested to or has provided the Buyer with any information or advice with respect to the Shares or otherwise, nor is such information or advice necessary or desired;

d.	the Buyer has the power and authority to execute and deliver this Agreement, to perform all of the obligations to be performed by it hereunder, and to consummate the transactions contemplated hereby;

e.

the execution, delivery and performance of this Agreement has been duly authorized by the Buyer, the Buyer has duly executed and delivered this Agreement, and this Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally;

f.

except as expressly set forth in this Agreement, none of the Seller or any of affiliates or its or their respective officers, directors, members, managers, partners, employees or agents has made or makes any representation as to the Seller or the transactions contemplated hereby;

g.

none of the execution, delivery or performance by the Buyer of this Agreement, nor the consummation of the transactions contemplated hereby by the Buyer will (with or without notice, passage of time or both) conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of (i) any organizational document of the Buyer, (ii) any applicable law or regulation, (iii) any regulation, judgment, order, writ, decree, permit or license of any court, government, governmental authority or regulatory agency to which the Buyer is party or by which any of its assets are bound, or (iv) any other contract, agreement, commitment, or instrument to which the Buyer is a party or by which any of its assets are bound; and

h.

there is no action, suit, proceeding, claim, arbitration, litigation or investigation pending, or to the knowledge of the Buyer, threatened against the Buyer or any of its directors or officers which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.

4.

Buyer’s Reliance. The Seller acknowledges that (i) the Buyer is relying on the Seller’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the Transaction; and (ii) without such representations, warranties and agreements, the Buyer would not enter into this Agreement or engage in the Transaction.

5.

Seller’s Reliance. The Buyer acknowledges that (i) the Seller is relying on the Buyer’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the Transaction; and (ii) without such representations, warranties and agreements, the Seller would not enter into this Agreement or engage in the Transaction.

6.

Other Agreements of the Parties. This Agreement (i) constitutes the binding agreement of the Parties with respect to the subject matter hereof; (ii) constitutes the sole and entire agreement of the Parties, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement; (iii) may be executed in counterparts, each of which shall be deemed an original, including by facsimile, e-mail or other means of electronic transmission of executed counterparts, which together shall constitute one and the same agreement; (iv) all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such costs and expenses, whether or not the Transaction is consummated; (v) each of the Parties shall execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction; (vi) if any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction; (vii) this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party; (viii) no waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving; (ix) neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; and (x) this Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

[Signature page follows]

Very truly yours,

WILDCAT PARTNER HOLDINGS, LP

By: Bond Management GP, LLC, its general partner

By:	/s/ Sherri Conn
Name: Sherri Conn
Title: Vice President

ACKNOWLEDGED AND AGREED AS OF

THE DATE FIRST ABOVE WRITTEN:

SKILLZ INC., a Delaware corporation

By:	/s/ Nikul Patel
Name: Nikul Patel
Title: Interim General Counsel

Schedule I

Seller	Shares	Purchase Price Per Share	Aggregate Purchase Price
Wildcat Partner Holdings, LP	961,532	$7.00 per share	$6,730,724.00

Schedule II

Wire Instructions

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